NORTHROP GRUMMAN CORPORATION
EXHIBIT 99.4
FORWARD-LOOKING STATEMENTS AND PROJECTIONS
Statements in this Form 10-K that are in the future tense, and all statements accompanied by terms such as “believe,” “project,” “expect,” “trend,” “estimate,” “forecast,” “assume,” “intend,” “plan,” “target,” “guidance,” “anticipate,” “outlook,” “preliminary,” and variations thereof and similar terms are intended to be “forward-looking statements” as defined by federal securities law. Forward-looking statements are based upon assumptions, expectations, plans and projections that are believed valid when made, but that are subject to the risks and uncertainties identified under Risk Factors in Part I, Item 1A, that may cause actual results to differ materially from those expressed or implied in the forward-looking statements.
The company intends that all forward-looking statements made will be subject to safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
Forward-looking statements are based upon, among other things, the company’s assumptions with respect to:
▪	impact of domestic and global economic uncertainties on financial markets, access to capital, value of goodwill or other assets, and changes in government funding;

▪	future revenues;

▪	expected program performance and cash flows;

▪	compliance with technical, operational, and quality requirements;

▪	returns or losses on pension plan assets and variability of pension actuarial and related assumptions and regulatory requirements;

▪	the outcome of litigation, claims, appeals, bid protests, and investigations;

▪	hurricane-related insurance recoveries;

▪	environmental remediation;

▪	the success of acquisitions and divestitures of businesses;

▪	performance issues with, and financial viability of, joint ventures, and other business arrangements;

▪	performance issues with, and financial viability of, key suppliers and subcontractors;

▪	product performance and the successful execution of internal plans;

▪	successful negotiation of contracts with labor unions;

▪	the availability and retention of skilled labor;

▪	allowability and allocability of costs under U.S. Government contracts;

▪	effective tax rates and timing and amounts of tax payments;

▪	the results of any audit or appeal process with the Internal Revenue Service; and

▪	anticipated costs of capital investments.
You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements. As noted above, these forward-looking statements speak only as of the date when they are made. The company does not undertake any obligation to update forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements. Moreover, in the future, the company, through senior management, may make forward-looking statements that involve the risk factors and other matters described in this Form 10-K as well as other risk factors subsequently identified, including, among others, those identified in the company’s filings with the SEC on Form 10-Q and Form 8-K.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
OVERVIEW
Business
Northrop Grumman provides technologically advanced, innovative products, services, and integrated solutions in information and services, aerospace, electronics, and shipbuilding to its global customers. As a prime contractor, principal subcontractor, partner, or preferred supplier, Northrop Grumman participates in many high-priority defense and commercial technology programs in the U.S. and abroad. Northrop Grumman conducts most of its business with the U.S. Government, principally the DoD. The company also

NORTHROP GRUMMAN CORPORATION
conducts business with local, state, and foreign governments and has domestic and international commercial sales.
Notable Events
Certain notable events or activity affecting the company’s 2008 consolidated financial results included the following:
     Financial highlights
•	Sales increased 6 percent to a record $33.9 billion.

•	Cash from operations increased to a record $3.2 billion after $200 million pension pre-funding.

•	Total backlog at a record $78.1 billion, driven by record contract awards of $48.3 billion.

•	Share repurchases totaled $1.6 billion.
     Notable events
•	Non-cash, after-tax charge of $3.1 billion for impairment of goodwill at Shipbuilding and Aerospace Systems, primarily caused by the effects of adverse equity market conditions that caused a decrease in market multiples and the company’s stock price at November 30, 2008.

•	Pre-tax charge of $326 million in the first quarter of 2008 associated with the LHD-8 and other ships, of which $63 million was reversed in the second half of 2008 – see Note 7 to the consolidated financial statements in Part II, Item 8.

•	Increased quarterly common stock dividend from $.37 to $.40 per share beginning in the second quarter of 2008.

•	Contract award of $1.2 billion by U.S. Navy for a BAMS Unmanned Aircraft System.

•	Pension plan assets negative return of approximately 16% contributing to $4.5 billion pre-tax loss in accumulated other comprehensive loss – see page 29

•	Conversion and redemption of 3.5 million shares of mandatorily redeemable convertible preferred stock in exchange for 6.4 million shares of common stock – see Note 8 to the consolidated financial statements in Part II, Item 8.
Outlook
The United States and global economies are currently undergoing a period of substantial economic uncertainty, and the related financial markets are experiencing unprecedented volatility. If the future economic environment continues to be less favorable than it has been in recent years, the company could experience difficulties if the financial viability of certain of its subcontractors and key suppliers is impaired. In addition, the volatility in the financial markets has affected the valuation of the company’s pension assets, resulting in higher pension costs in future periods. Adverse equity market conditions and the resulting decline in market multiples and the company’s stock price have led to a non-cash, after-tax charge of $3.1 billion for impairment of goodwill at Shipbuilding and Aerospace Systems. If the financial markets continue to deteriorate causing further decline in the company’s stock price and market capitalization, further impairments of goodwill and other long-lived assets may become necessary.
The company’s business is conducted primarily with U. S. Government customers under long-term contracts and there have been no material changes to the company’s product and service offerings due to the current economic conditions. The U. S. Government’s budgetary processes give the company good visibility regarding future spending and the threat areas that they are addressing. Management believes that the company’s current contracts, and its strong backlog of previously awarded contracts are well aligned with the direction of its customer’s future needs, and this provides the company with good insight regarding future cash flows from its businesses. Nonetheless, management recognizes that no business is completely immune to the current economic situation and these economic conditions and the transition to a new presidential administration could adversely affect future defense spending levels which could lead to lower than expected revenues for the company in future years. Certain programs in which the company participates may be subject to potential reductions due to a slower rate of growth in the U.S. Defense Budget forecasts and funds being utilized to support the on-going Global War on Terrorism.
Despite the trend of slower growth rates in the U.S. defense budget, the company believes that its portfolio of technologically advanced, innovative products, services, and integrated solutions will generate revenue growth in 2009 and beyond. Based on total backlog (funded and unfunded) of approximately $78 billion as of December 31, 2008, the company expects sales in 2009 of approximately $34.5 billion. The major industry and economic factors that may affect the company’s future performance are described in the following paragraphs.
Industry Factors
Northrop Grumman is subject to the unique characteristics of the U.S. defense industry as a monopsony, and by certain elements peculiar to its own business mix. Northrop Grumman, along with Lockheed Martin Corporation, The Boeing Company, Raytheon Company, and General Dynamics Corporation are among the largest companies in the U.S. defense industry at this time. Northrop Grumman competes against these and other companies for a number of programs, both large and small. Intense competition and long operating cycles are both key characteristics of Northrop Grumman’s business and the defense industry. It is common in this industry

NORTHROP GRUMMAN CORPORATION
for work on major programs to be shared among a number of companies. A company competing to be a prime contractor may, upon ultimate award of the contract to another party, turn out to be a subcontractor for the ultimate prime contracting party. It is not uncommon to compete for a contract award with a peer company and simultaneously perform as a supplier to or a customer of such competitor on other contracts. The nature of major defense programs, conducted under binding contracts, allows companies that perform well to benefit from a level of program continuity not common in many industries.
The company’s success in the competitive defense industry depends upon its ability to develop and market its products and services, as well as its ability to provide the people, technologies, facilities, equipment, and financial capacity needed to deliver those products and services with maximum efficiency. It is necessary to maintain, as the company has, sources for raw materials, fabricated parts, electronic components, and major subassemblies. In this manufacturing and systems integration environment, effective oversight of subcontractors and suppliers is as vital to success as managing internal operations.
Similarly, there is intense competition among many companies in the information and services markets which is generally more labor intensive with competitive margin rates over contract periods of shorter duration. Competitors in the information and services markets include the defense industry participants mentioned above as well as many other large and small entities with expertise in various specialized areas. The company’s ability to successfully compete in the information and services markets depends on a number of factors; most important is the capability to deploy skilled professionals, many requiring security clearances, at competitive prices across the diverse spectrum of these markets. Accordingly, various workforce initiatives are in place to ensure the company is successful in attracting, developing and retaining sufficient resources to maintain or improve its competitive position within these markets.
Liquidity Trends – In light of the current economic situation, the company has also evaluated its future liquidity needs, both from a short-term and long-term basis. The company believes that cash on hand plus cash generated from operations along with cash available under credit lines are expected to be sufficient in 2009 to service debt, finance capital expansion projects, pay federal, foreign, and state income taxes, fund pension and other post-retirement benefit plans, and continue paying dividends to shareholders. The company has a committed $2 billion revolving credit facility, with a maturity date of August 10, 2012, that can be accessed on a same-day basis.
To provide for long-term liquidity, the company believes it can obtain additional capital, if necessary, from such sources as the public or private capital markets, the sale of assets, sale and leaseback of operating assets, and leasing rather than purchasing new assets. The company has an effective shelf registration on file with the SEC.
Recent Developments in U.S. Cost Accounting Standards (CAS) Pension Recovery Rules – On September 2, 2008, the CAS Board published an Advance Notice of Proposed Rulemaking (ANPRM) that if adopted would provide a framework to partially harmonize the CAS rules with the Pension Protection Act of 2006 (PPA) requirements. The proposed CAS rule includes provisions for a transition period from the existing CAS requirement to a partially harmonized CAS requirement. After the PPA effective date for “eligible government contractors” (including Northrop Grumman), which were granted a delay in their PPA effective date, the proposed rule would partially mitigate the near-term mismatch between PPA-amended ERISA minimum contribution requirements which would not yet be recoverable under CAS. However, unless the final rule is revised, government contractors maintaining defined benefit pension plans in general would still experience a timing mismatch between required contributions and the CAS recoverable pension costs. It is anticipated that contractors will be entitled to seek an equitable adjustment to prices of previously negotiated contracts subject to CAS for increased contract costs which result from mandatory changes required by the final rule. The CAS Board is required to issue its final rule no later than January 1, 2010.

NORTHROP GRUMMAN CORPORATION
Economic Opportunities, Challenges, and Risks
The defense of the U.S. and its allies requires the ability to respond to one or more regional conflicts, terrorist acts, or threats to homeland security and is increasingly dependent upon early threat identification. National responses to those threats may require unilateral or cooperative initiatives ranging from dissuasion, deterrence, active defense, security and stability operations, or peacekeeping. The company believes that the U.S. Government will continue to place a high priority on the protection of its engaged forces and citizenry and on minimizing collateral damage when force must be applied in pursuit of national objectives. As a result, the U.S. and its military coalitions increasingly rely on sophisticated systems providing long-range surveillance and intelligence, battle management, and precision strike capabilities combined with the ability to rapidly deploy effective force to any region. Accordingly, defense procurement spending is expected to be weighted toward the development and procurement of military platforms and systems demonstrating the stealth, long-range, survivability, persistence and standoff capabilities that can overcome such obstacles to access. Additionally, advanced electronics and software that enhance the capabilities of individual systems and provide for the real-time integration of individual surveillance, information management, strike, and battle management platforms will also be required.
While the upward trend in overall defense spending may slow, the company does not expect defense requirements to change significantly in the foreseeable future. Many allied countries are focusing their development and procurement efforts on advanced electronics and information systems capabilities to enhance their interoperability with U.S. forces. The size of future U.S. and international defense budgets is expected to remain responsive to the international security environment. While the political environment currently does not allow for a thorough insight into the fiscal 2010 budget, it is expected defense spending will continue to grow in the near term, though probably more modestly than in the past. It is possible the new Administration’s proposed budget will include reductions in certain programs in which the company participates or for which the company expects to compete, however the company believes that spending on recapitalization and modernization of homeland security and defense assets will continue to be a national priority, with particular emphasis on areas involving intelligence, persistent surveillance, cyber space, energy-saving technologies and non-conventional warfare capabilities.
U.S. Government programs in which the company either participates, or strives to participate, must compete with other programs for consideration during the U.S. budget formulation and appropriation processes. Budget decisions made in this environment will have long-term consequences for the size and structure of the company and the entire defense industry.
Substantial new competitive opportunities for the company include the next-generation long-range bomber, space radar, unmanned vehicles, satellite communications systems, restricted programs, technical services and information technology contracts, and numerous international and homeland security programs. In pursuit of these opportunities, Northrop Grumman continues to focus on operational and financial performance for continued growth in 2010 and beyond.
Northrop Grumman has historically concentrated its efforts in high technology areas such as stealth, airborne and space surveillance, battle management, systems integration, defense electronics, and information technology. The company has a significant presence in federal and civil information systems; the manufacture of combatant ships including aircraft carriers and submarines; space technology; C4ISR; and missile systems. The company believes that its programs are a high priority for national defense. Nevertheless, under budgetary pressures, there remains the possibility that one or more of them may be reduced, extended, or terminated by the company’s U.S. Government customers.
The company provides certain product warranties that require repair or replacement of non-conforming items for a specified period of time. Most of the company’s product warranties are provided under government contracts, the costs of which are generally incorporated into contract pricing.
Prime contracts with various agencies of the U.S. Government and subcontracts with other prime contractors are subject to numerous procurement regulations, including the False Claims Act and the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, with noncompliance found by any one agency possibly resulting in fines, penalties, debarment, or suspension from receiving additional contracts with all U.S. Government agencies. Given the company’s dependence on U.S. Government business, suspension or debarment could have a material adverse effect on the company.
See Risk Factors located in Part I, Item 1A for a more complete description of risks faced by the company and the defense industry.

NORTHROP GRUMMAN CORPORATION
BUSINESS ACQUISITIONS
2008 – In October 2008, the company acquired 3001 International, Inc. (3001) for approximately $92 million in cash. 3001 provides geospatial data production and analysis, including airborne imaging, surveying, mapping and geographic information systems for U.S. and international government intelligence, defense and civilian customers. The operating results of 3001 are reported in the Information Systems segment from the date of acquisition. The consolidated financial statements reflect preliminary estimates of the fair value of the assets acquired and liabilities assumed and the related allocation of the purchase price for the entities acquired. Management does not expect adjustments to these estimates, if any, to have a material effect on the company’s consolidated financial position or results of operations.
2007 – During the third quarter of 2007, the company acquired Xinetics Inc. and the remaining 61 percent of Scaled Composites, LLC, both reported in the Aerospace Systems segment, for an aggregate amount of approximately $100 million in cash.
In July 2007, the company and Science Applications International Corporation (SAIC) reorganized the AMSEC, LLC joint venture (AMSEC), by dividing AMSEC along customer and product lines. AMSEC is a full-service supplier that provides engineering, logistics and technical support services primarily to Navy ship and aviation programs. Under the reorganization plan, the company retained the ship engineering, logistics and technical service businesses under the AMSEC name (the AMSEC Businesses) and, in exchange, SAIC received the aviation, combat systems and strike force integration services businesses from AMSEC (the Divested Businesses). This reorganization was treated as a step acquisition for the acquisition of SAIC’s interests in the AMSEC Businesses, with the company recognizing a pre-tax gain of $23 million for the effective sale of its interests in the Divested Businesses. From the date of this reorganization, the operating results of the AMSEC Businesses, and transaction gain, have been reported on a consolidated basis in the Shipbuilding segment. Prior to the reorganization, the company accounted for AMSEC, LLC under the equity method.
In January 2007, the company acquired Essex Corporation (Essex) for approximately $590 million in cash, including the assumption of debt totaling $23 million. Essex provides signal processing services and products, and advanced optoelectronic imaging for U.S. government intelligence and defense customers. The operating results of Essex are reported in the Information Systems segment.
2006 – There were no significant acquisitions during 2006.
BUSINESS DISPOSITIONS
2008 – In April 2008, the company sold its Electro-Optical Systems (EOS) business for $175 million in cash to L-3 Communications Corporation and recognized a gain of $19 million, net of taxes of $39 million. EOS, formerly a part of the Electronic Systems segment, produces night vision and applied optics products. Sales for this business in the years ended December 31, 2008, 2007, and 2006, were approximately $53 million, $190 million, and $122 million, respectively. Operating results of this business are reported as discontinued operations in the consolidated statements of operations and comprehensive (loss) income for all periods presented.
2007 – During the second quarter of 2007, management announced its decision to exit the remaining Interconnect Technologies (ITD) business reported within the Electronic Systems segment. Sales for this business in the years ended December 31, 2007 and 2006, were $14 million and $35 million, respectively. The shut-down was completed during the third quarter of 2007 and costs associated with the shut-down were not material. The results of this business are reported as discontinued operations in the consolidated statements of operations and comprehensive (loss) income for all periods presented.
2006 – During the second quarter of 2006, the Enterprise Information Technology (EIT) business, formerly reported in the Information Systems segment, was shut down and costs associated with the exit activities were not material. The results of operations of this business are reported as discontinued operations in the consolidated statements of operations and comprehensive (loss) income for all periods presented.
The company sold the assembly business unit of ITD during the first quarter of 2006 and Winchester Electronics (Winchester) during the second quarter of 2006 for net cash proceeds of $26 million and $17 million, respectively, and recognized after-tax gains of $4 million and $2 million, respectively, in discontinued operations. Each of these business units was associated with the Electronic Systems segment. The results of operations of the assembly business unit of ITD are reported as discontinued operations in the consolidated statements of operations and comprehensive (loss) income. The results of operations of Winchester were not material to any of the periods presented and have therefore not been reclassified as discontinued operations.

NORTHROP GRUMMAN CORPORATION
CONTRACTS
The majority of the company’s business is generated from long-term government contracts for development, production, and service activities. Government contracts typically include the following cost elements: direct material, labor and subcontracting costs, and certain indirect costs including allowable general and administrative costs. Unless otherwise specified in a contract, costs billed to contracts with the U.S. Government are determined under the requirements of the Federal Acquisition Regulation (FAR) and Cost Accounting Standards (CAS) regulations as allowable and allocable costs. Examples of costs incurred by the company and not billed to the U.S. Government in accordance with the requirements of the FAR and CAS regulations include, but are not limited to, certain legal costs, lobbying costs, charitable donations, and advertising costs.
The company’s long-term contracts typically fall into one of two broad categories:
Flexibly Priced Contracts – Includes both cost-type and fixed-price incentive contracts. Cost-type contracts provide for reimbursement of the contractor’s allowable costs incurred plus a fee that represents profit. Cost-type contracts generally require that the contractor use its best efforts to accomplish the scope of the work within some specified time and some stated dollar limitation. Fixed-price incentive contracts also provide for reimbursement of the contractor’s allowable costs, but are subject to a cost-share limit which affects profitability. Fixed-price incentive contracts effectively become firm fixed-price contracts once the cost-share limit is reached.
Firm Fixed-Price Contracts – A firm fixed-price contract is a contract in which the specified scope of work is agreed to for a price that is a pre-determined, negotiated amount and not generally subject to adjustment regardless of costs incurred by the contractor. Time-and-materials contracts are considered firm fixed-price contracts as they specify a fixed hourly rate for each labor hour charged.
The following table summarizes 2008 revenue recognized by contract type and customer:

	U.S.	Other		Percent
($ in millions)	Government	Customers	Total	of Total

Flexibly priced	$ 22,534	$ 184	$ 22,718	67%
Firm fixed-price	8,358	2,811	11,169	33%

Total	$ 30,892	$ 2,995	$ 33,887	100%

Contract Fees – Negotiated contract fee structures, for both flexibly priced and fixed-price contracts include, but are not limited to: fixed-fee amounts, cost sharing arrangements to reward or penalize for either under or over cost target performance, positive award fees, and negative penalty arrangements. Profit margins may vary materially depending on the negotiated contract fee arrangements, percentage-of-completion of the contract, the achievement of performance objectives, and the stage of performance at which the right to receive fees, particularly under incentive and award fee contracts, is finally determined.
Positive Award Fees – Certain contracts contain provisions consisting of award fees based on performance criteria such as: cost, schedule, quality, and technical performance. Award fees are determined and earned based on an evaluation by the customer of the company’s performance against such negotiated criteria. Fees that can be reasonably assured and reasonably estimated are recorded over the performance period of the contract. Award fee contracts are widely used throughout the company’s operating segments. Examples of significant long-term contracts with substantial negotiated award fee amounts are the KEI, F-35 SDD, Global Hawk Engineering and Manufacturing Development (EMD), LPD, DDG-1000 programs and the majority of satellite contracts.
Compliance and Monitoring – On a regular basis, the company monitors its policies and procedures with respect to its contracts to ensure consistent application under similar terms and conditions as well as compliance with all applicable government regulations. In addition, costs incurred and allocated to contracts with the U.S. Government are routinely audited by the Defense Contract Audit Agency.
CRITICAL ACCOUNTING POLICIES, ESTIMATES, AND JUDGMENTS
Revenue Recognition
Overview – The majority of the company’s business is derived from long-term contracts for the construction of facilities, production of goods, and services provided to the federal government, which are accounted for under the provisions of Accounting Research Bulletin No. 45 – Accounting for Long-Term Construction-Type Contracts, American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 81-1 – Accounting for Performance of Construction-Type and Certain Production-Type

NORTHROP GRUMMAN CORPORATION
Contracts, and the AICPA Audit and Accounting Guide, Audits of Federal Government Contractors. The company classifies contract revenues as product sales or service revenues depending on the predominant attributes of the relevant underlying contracts. The company also enters into contracts that are not associated with the federal government, such as contracts to provide certain services to non-federal government customers. The company accounts for those contracts in accordance with the SEC’s Staff Accounting Bulletin No. 104, Revenue Recognition, and other relevant revenue recognition accounting literature.
The company considers the nature of these contracts and the types of products and services provided when it determines the proper accounting method for a particular contract.
Percentage-of-Completion Accounting – The company generally recognizes revenues from its long-term contracts under the cost-to-cost and the units-of-delivery measures of the percentage-of-completion method of accounting. The percentage-of-completion method recognizes income as work on a contract progresses. For most contracts, sales are calculated based on the percentage of total costs incurred in relation to total estimated costs at completion of the contract. For certain contracts with large up-front purchases of material, primarily in the Shipbuilding segment, sales are generally calculated based on the percentage that direct labor costs incurred bear to total estimated direct labor costs. The units-of-delivery measure is a modification of the percentage-of-completion method, which recognizes revenues as deliveries are made to the customer generally using unit sales values in accordance with the contract terms. The company estimates profit as the difference between total estimated revenue and total estimated cost of a contract and recognizes that profit over the life of the contract based on deliveries.
The use of the percentage-of-completion method depends on the ability of the company to make reasonably dependable cost estimates for the design, manufacture, and delivery of its products and services. Such costs are typically incurred over a period of several years, and estimation of these costs requires the use of judgment. Sales under cost-type contracts are recorded as costs are incurred.
Many contracts contain positive and negative profit incentives based upon performance relative to predetermined targets that may occur during or subsequent to delivery of the product. These incentives take the form of potential additional fees to be earned or penalties to be incurred. Incentives and award fees that can be reasonably assured and reasonably estimated are recorded over the performance period of the contract. Incentives and award fees that cannot be reasonably assured and reasonably estimated are recorded when awarded or at such time as a reasonable estimate can be made.
Other changes in estimates of contract sales, costs, and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimate had been the original estimate. A significant change in an estimate on one or more contracts could have a material effect on the company’s consolidated financial position or results of operations.
Certain Service Contracts – Revenue under contracts to provide services to non-federal government customers are generally recognized when services are performed. Service contracts include operations and maintenance contracts, and outsourcing-type arrangements, primarily in the Information and Services business. Revenue under such contracts is generally recognized on a straight-line basis over the period of contract performance, unless evidence suggests that the revenue is earned or the obligations are fulfilled in a different pattern. Costs incurred under these service contracts are expensed as incurred, except that direct and incremental set-up costs are capitalized and amortized over the life of the agreement. Operating profit related to such service contracts may fluctuate from period to period, particularly in the earlier phases of the contract.
Service contracts that include more than one type of product or service are accounted for under the provisions of Emerging Issues Task Force Issue No. 00-21 – Revenue Arrangements with Multiple Deliverables. Accordingly, for applicable arrangements, revenue recognition includes the proper identification of separate units of accounting and the allocation of revenue across all elements based on relative fair values.
Cost Estimation – The cost estimation process requires significant judgment and is based upon the professional knowledge and experience of the company’s engineers, program managers, and financial professionals. Factors that are considered in estimating the work to be completed and ultimate contract recovery include the availability and productivity of labor, the nature and complexity of the work to be performed, the effect of change orders, the availability of materials, the effect of any delays in performance, availability and timing of funding from the customer, and the recoverability of any claims included in the estimates to complete. A significant change in an estimate on one or more contracts could have a material effect on the company’s consolidated financial position or results of operations. Contract cost estimates are updated at least annually and more frequently as determined by events or circumstances. Cost and revenue estimates for each significant contract are generally reviewed and reassessed quarterly.
When estimates of total costs to be incurred on a contract exceed estimates of total revenue to be earned, a provision for the entire loss

NORTHROP GRUMMAN CORPORATION
on the contract is recorded to cost of sales in the period the loss is determined. Loss provisions are first offset against costs that are included in inventoried assets, with any remaining amount reflected in liabilities.
Purchase Accounting and Goodwill
Overview – The purchase price of an acquired business is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based upon their respective fair market values, with the excess recorded as goodwill. Such fair market value assessments require judgments and estimates that can be affected by contract performance and other factors over time, which may cause final amounts to differ materially from original estimates. For acquisitions completed through December 31, 2008, adjustments to fair value assessments are recorded to goodwill over the purchase price allocation period (typically not exceeding twelve months). Adjustments related to income tax uncertainties, which may have extended beyond the purchase price allocation period, through December 31, 2008, were also recorded to goodwill.
Acquisition Accruals – The company has established certain accruals in connection with indemnities and other contingencies from its acquisitions and divestitures. These accruals and subsequent adjustments have been recorded during the purchase price allocation period for acquisitions and as events occur for divestitures. The accruals were determined based upon the terms of the purchase or sales agreements and, in most cases, involve a significant degree of judgment. Management has recorded these accruals in accordance with its interpretation of the terms of the purchase or sale agreements, known facts, and an estimation of probable future events based on management’s experience.
Goodwill – The company performs impairment tests for goodwill as of November 30th of each year, or when evidence of potential impairment exists. When it is determined that impairment has occurred, a charge to operations is recorded. In order to test for potential impairment, the company uses a discounted cash flow analysis, corroborated by comparative market multiples where appropriate. Adverse equity market conditions and the resulting decline in current market multiples and the company’s stock price as of November 30, 2008, have led to a goodwill impairment charge totaling $3.1 billion at Shipbuilding and Aerospace Systems. The company will continue to monitor the recoverability of the carrying value of its goodwill and other long-lived assets.
The principal factors used in the discounted cash flow analysis requiring judgment are the projected results of operations, weighted average cost of capital (WACC), and terminal value assumptions. The WACC takes into account the relative weights of each component of the company’s consolidated capital structure (equity and debt) and represents the expected cost of new capital adjusted as appropriate to consider lower risk profiles associated with longer term contracts and barriers to market entry. The terminal value assumptions are applied to the final year of the discounted cash flow model.
Due to the many variables inherent in the estimation of a business’s fair value and the relative size of the company’s recorded goodwill, differences in assumptions may have a material effect on the results of the company’s impairment analysis.
Litigation, Commitments, and Contingencies
Overview – The company is subject to a range of claims, lawsuits, environmental and income tax matters, and administrative proceedings that arise in the ordinary course of business. Estimating liabilities and costs associated with these matters requires judgment and assessment based upon professional knowledge and experience of management and its internal and external legal counsel. In accordance with Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies, amounts are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The ultimate resolution of any such exposure to the company may vary from earlier estimates as further facts and circumstances become known.
Environmental Accruals – The company is subject to the environmental laws and regulations of the jurisdictions in which it conducts operations. The company records an accrual to provide for the costs of expected environmental obligations when management becomes aware that an expenditure will be incurred and the amount of the liability can be reasonably estimated. Factors which could result in changes to the company’s assessment of probability, range of loss, and environmental accruals include: modification of planned remedial actions, increase or decrease in the estimated time required to remediate, discovery of more extensive contamination than anticipated, results of efforts to determine legally responsible parties, changes in laws and regulations or contractual obligations affecting remediation requirements, and improvements in remediation technology. Although management cannot predict whether new information gained as projects progress will materially affect the estimated liability accrued, management does not anticipate that future remediation expenditures will have a material adverse effect on the company’s financial position, results of operation, or cash flows.

NORTHROP GRUMMAN CORPORATION
Litigation Accruals – Litigation accruals are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The ultimate resolution of any exposure to the company may vary from earlier estimates as further facts and circumstances become known. Based upon the information available, the company believes that the resolution of any of these various claims and legal proceedings would not have a material adverse effect on its consolidated financial position, results of operations, or cash flows.
Uncertain Tax Positions – Effective January 1, 2007, the company measures and records uncertain tax positions in accordance with Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 48 – Accounting for Uncertainty in income Taxes – an Interpretation of FASB Statement No. 109. FIN 48 prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold may be recognized or continue to be recognized in the financial statements. The timing and amount of accrued interest is determined by the applicable tax law associated with an underpayment of income taxes. If a tax position does not meet the minimum statutory threshold to avoid payment of penalties, the company recognizes an expense for the amount of the penalty in the period the tax position is claimed in the tax return of the company. The company recognizes interest accrued related to unrecognized tax benefits in income tax expense. Penalties, if probable and reasonably estimable, are recognized as a component of income tax expense. See Note 13 to the consolidated financial statements in Part II, Item 8. Prior to 2007, the company recorded accruals for tax contingencies and related interest when it determined that it was probable that a liability had been incurred and the amount of the contingency could be reasonably estimated based on specific events such as an audit or inquiry by a taxing authority. Under existing U.S. GAAP, prior to January 1, 2009, changes in accruals associated with uncertainties arising from the resolution of pre-acquisition contingencies of acquired businesses were charged or credited to goodwill; effective January 1, 2009, such changes will be recorded to income tax expense. Adjustments to other tax accruals are generally recorded in earnings in the period they are determined.
Retirement Benefits
Overview – Assumptions used in determining projected benefit obligations and the fair values of plan assets for the company’s pension plans and other postretirement benefits plans are evaluated annually by management in consultation with its outside actuaries. In the event that the company determines that plan amendments or changes in the assumptions are warranted, future pension and postretirement benefit expenses could increase or decrease.
Assumptions – The principal assumptions that have a significant effect on the company’s consolidated financial position and results of operations are the discount rate, the expected long-term rate of return on plan assets, and the health care cost trend rates. For certain plan assets where the fair market value is not readily determinable, such as real estate, private equity, and hedge funds, estimates of fair value are determined using the best information available.
Discount Rate – The discount rate represents the interest rate that is used to determine the present value of future cash flows currently expected to be required to settle the pension and postretirement benefit obligations. The discount rate is generally based on the yield on high-quality corporate fixed-income investments. At the end of each year, the discount rate is primarily determined using the results of bond yield curve models based on a portfolio of high quality bonds matching the notional cash inflows with the expected benefit payments for each significant benefit plan. Taking into consideration the factors noted above, the company’s weighted-average pension composite discount rate was 6.25 percent at December 31, 2008, and 6.22 percent at December 31, 2007. Holding all other assumptions constant, and since net actuarial gains and losses stayed within the 10 percent accounting corridor (as was the case for the 2008 expense measurement period), an increase or decrease of 25 basis points in the discount rate assumption for 2008 would have decreased or increased pension and postretirement benefit expense for 2008 by approximately $30 million and decreased or increased the amount of the benefit obligation recorded at December 31, 2008, by approximately $750 million. The effects of hypothetical changes in the discount rate for a single year may not be representative and may be asymmetrical or nonlinear for future years because of the application of the accounting corridor. The accounting corridor is a defined range within which amortization of net gains and losses is not required. Due to adverse capital market conditions the company’s pension plan assets experienced a negative return of approximately 16 percent in 2008. As a result, substantially all of the company’s plans have experienced net actuarial losses outside the 10 percent accounting corridor at the end of 2008, thus requiring accumulated gains and losses to be amortized to expense. As a result of this condition, sensitivity of net periodic costs to changes in the discount rate will be much higher in the near future than was the case in 2008.
Expected Long-Term Rate of Return – The expected long-term rate of return on plan assets represents the average rate of earnings expected on the funds invested in a specified target asset allocation to provide for anticipated future benefit payment obligations. For 2008 and 2007, the company assumed an expected long-term rate of return on plan assets of 8.5 percent. An increase or decrease of 25 basis points in the expected long-term rate of return assumption for 2008, holding all other assumptions constant, would increase or decrease the company’s pension and postretirement benefit expense for 2008 by approximately $60 million.

NORTHROP GRUMMAN CORPORATION
Health Care Cost Trend Rates – The health care cost trend rates represent the annual rates of change in the cost of health care benefits based on estimates of health care inflation, changes in health care utilization or delivery patterns, technological advances, and changes in the health status of the plan participants. For 2008, the company assumed an expected initial health care cost trend rate of 7.5 percent and an ultimate health care cost trend rate of 5 percent reached in 2014. In 2007, the company assumed an expected initial health care cost trend rate of 8 percent and an ultimate health care cost trend rate of 5 percent reached in 2012.
Differences in the initial through the ultimate health care cost trend rates within the range indicated below would have had the following impact on 2008 postretirement benefit results:

	1 Percentage	1 Percentage
$ in millions	Point Increase	Point Decrease

Increase (Decrease) From Change In Health Care Cost Trend Rates To
Postretirement benefit expense	$ 8	$ (8)
Postretirement benefit liability	80	(90)

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED OPERATING RESULTS
Selected financial highlights are presented in the table below.

	Year ended December 31
$ in millions, except per share	2008	2007	2006

Sales and service revenues	$ 33,887	$ 31,828	$ 29,991
Cost of sales and service revenues	27,698	25,637	24,495
General and administrative expenses	3,240	3,173	3,002
Goodwill impairment	3,060
Operating (loss) income	(111)	3,018	2,494
Interest expense	295	336	347
Other, net	38	16	169
Federal and foreign income taxes	913	887	723
Diluted (loss) earnings per share from continuing operations	(3.83)	5.18	4.51
Net cash provided by operating activities	3,211	2,890	1,756

Sales and Service Revenues
Sales and service revenues consist of the following:

	Year Ended December 31
$ in millions	2008	2007	2006

Product sales	$ 19,634	$ 18,577	$ 18,294

Service revenues	14,253	13,251	11,697

Sales and service revenues	$ 33,887	$ 31,828	$ 29,991

2008 – Revenues for principal product businesses in Aerospace Systems, Electronic Systems, and Shipbuilding during 2008 grew at a combined rate of approximately 6 percent over 2007, reflecting sales growth at all three reporting segments. Revenue for principal services businesses in Information Systems and Technical Services during 2008 grew approximately 8 percent over 2007 due largely to increased volume at Information Systems, resulting from contracts newly awarded in 2007 and 2008 and increased activity on other contracts.
2007 – Revenues for principal product businesses in Aerospace Systems, Electronic Systems, and Shipbuilding during 2007 grew at a combined rate of approximately 3 percent over 2006, reflecting sales growth in Electronic Systems and Shipbuilding, partially offset by reduced sales in Aerospace Systems. The sales growth at Electronic Systems and Shipbuilding is due to volume improvements across most business areas, while the sales reduction in Aerospace Systems was anticipated as a number of contracts transitioned from development to production in 2007. Revenue for principal services businesses in Information Systems and Technical Services during 2007 grew approximately 11 percent over 2006 due largely to double digit growth at Information Systems and Technical Services, resulting from increased volume on contracts that were newly awarded in 2006 and increased activity on other contracts.

NORTHROP GRUMMAN CORPORATION
Cost of Sales and Service Revenues
Cost of sales and general and administrative expenses are comprised of the following:

	Year Ended December 31
$ in millions	2008	2007	2006

Cost of Sales and Service Revenues

Cost of product sales	$ 15,490	$ 14,340	$ 14,275

% of product sales	78.9%	77.2%	78.0%

Cost of service revenues	12,208	11,297	10,220

% of service revenues	85.7%	85.3%	87.4%

General and administrative expenses	3,240	3,173	3,002

% of total sales and service revenues	9.6%	10.0%	10.0%

Goodwill impairment	3,060

Cost of sales and service revenues	$ 33,998	$ 28,810	$ 27,497

Cost of Product Sales and Service Revenues
2008 – Cost of product sales during 2008 increased $1.2 billion, or 8 percent, over 2007 and increased 170 basis points as a percent of product sales over the same period due largely to the sales volume increase described above. The increase in cost of product sales as a percentage of product sales is primarily due to cost growth at the Gulf Coast shipyards. In the first quarter of 2008, the company recorded a $326 million pre-tax charge on LHD-8 and other Shipbuilding programs, and in the third quarter of 2008, the company recorded additional costs for work delays at a subcontractor on the LPD program as a result of Hurricane Ike. The LHD-8 program achieved several important risk retirement milestones toward its planned delivery date, and as a result $63 million of the first quarter 2008 charge was reversed in the second half of 2008.
Cost of service revenues during 2008 increased $911 million, or 8 percent, over 2007 and increased 40 basis points as a percent of service revenues over the same period due primarily to the sales volume increase described above. The increase in cost of service revenues as a percentage of service revenues is primarily due to lower performance in the Commercial, State & Local business area in Information Systems.
2007 – Cost of product sales during 2007 increased $65 million over 2006 while decreasing 80 basis points as a percentage of product sales over the same period. The increase in cost of product sales is due largely to the sales volume increase described above while the margin rate improvement is primarily driven by improved program performance at Aerospace Systems and Shipbuilding.
Cost of service revenues during 2007 increased $1.1 billion, or 11 percent, over 2006 while decreasing 210 basis points as a percentage of service sales over the same period. Cost of service revenues in 2007 increased over 2006 primarily due to higher sales volume at Information Systems and Technical Services.
General and Administrative Expenses – In accordance with industry practice and the regulations that govern the cost accounting requirements for government contracts, most general corporate expenses incurred at both the segment and corporate locations are considered allowable and allocable costs on government contracts. For most components of the company, these costs are allocated to contracts in progress on a systematic basis and contract performance factors include this cost component as an element of cost. General and administrative expenses primarily relate to segment operations. General and administrative expenses as a percentage of total sales and service revenues decreased from 10 percent in 2007 to 9.6 percent in 2008 primarily as a result of costs remaining relatively constant while revenues increased over the same period in 2007. General and administrative expenses remained at a constant rate of approximately 10 percent of sales in 2007 and 2006.
Goodwill Impairment – In the fourth quarter of 2008, the company recorded a non-cash charge totaling $3.1 billion at Shipbuilding and Aerospace Systems for the impairment of goodwill. In accordance with SFAS No. 142 – Goodwill and Other Intangible Assets, the company performed its required annual impairment test for goodwill using a discounted cash flow analysis supported by comparative market multiples to determine the fair values of its businesses versus their book values. The test as of November 30, 2008, indicated that the book values for Shipbuilding and Aerospace Systems exceeded the fair values of these businesses. The impairment charge is primarily driven by adverse equity market conditions that caused a decrease in current market multiples and the company’s stock price as of November 30, 2008, compared with the test performed as of November 30, 2007. The charge reduces goodwill recorded in connection with acquisitions made in 2001 and 2002 and does not impact the company’s normal business operations.

NORTHROP GRUMMAN CORPORATION
Prior to recording the goodwill impairment charges at Shipbuilding and Aerospace Systems, the company tested the purchased intangible assets and other long-lived assets at both of these businesses as required by SFAS No. 144 – Accounting for the Impairment or Disposal of Long-lived Assets, and the carrying value of these assets were determined not to be impaired.
Operating (Loss) Income
The company considers operating income to be an important measure for evaluating its operating performance and, as is typical in the industry, defines operating income as revenues less the related cost of producing the revenues and general and administrative expenses. Operating income for the company is further evaluated for each of the business segments in which the company operates.
Management of the company internally manages its operations by reference to “segment operating income.” Segment operating income is defined as operating income before unallocated expenses and net pension adjustment, both of which do not affect the segments, and the reversal of royalty income, which is classified as other income for financial reporting purposes. Segment operating income is one of the key metrics management uses to evaluate operating performance. Segment operating income is not, however, a measure of financial performance under U.S. GAAP, and may not be defined and calculated by other companies in the same manner.

	Year ended December 31
$ in millions	2008	2007	2006

Segment operating (loss) income	$ (145)	$ 3,115	$ 2,837
Unallocated expenses	(159)	(206)	(287)
Net pension adjustment	263	127	(37)
Royalty income adjustment	(70)	(18)	(19)

Total operating (loss) income	$ (111)	$ 3,018	$ 2,494

Segment Operating (Loss) Income
2008 – Segment operating loss for the year ended December 31, 2008, was $145 million as compared with segment operating income of $3.1 billion in 2007. The decrease was primarily due to the goodwill impairment charge totaling $3.1 billion at Shipbuilding and Aerospace Systems. See the Segment Operating Results section below for further information.
2007 – Segment operating income for the year ended December 31, 2007, increased $278 million, or 10 percent, as compared with 2006. Total segment operating income was 9.8 percent and 9.5 percent of total sales and service revenues for the years ended December 31, 2007, and 2006, respectively. See the Segment Operating Results section below for further information.
Unallocated Expenses
2008 – Unallocated expenses for the year ended December 31, 2008, decreased $47 million, or 23 percent, as compared with the same period in 2007. The decrease was primarily due to $88 million in higher legal and investigative provisions recorded in 2007, partially offset by an increase in environmental, health and welfare, and other unallocated corporate costs in 2008.
2007 – Unallocated expenses for the year ended December 31, 2007, decreased $81 million, or 28 percent, as compared with 2006. The decrease was primarily due to $98 million in lower post-retirement benefit costs determined under GAAP as a result of a plan design change in 2006 and $36 million lower legal and investigative provisions, partially offset by an increase in other costs including $18 million in higher litigation expenses. During the third quarter 2006, the company recorded a $112.5 million pre-tax provision for its settlement offer to the U.S. Department of Justice and a restricted customer.
Net Pension Adjustment – The net pension adjustment reflects the difference between pension expense determined in accordance with SFAS No. 87 – Employer’s Accounting for Pensions (U.S. GAAP pension expense) and the pension expense allocated to the operating segments under CAS. The net pension adjustment increased income by $263 million and $127 million in 2008 and 2007, respectively, as compared with an expense of $37 million in 2006. The income in 2008 and 2007 was due to decreased U.S. GAAP pension expense primarily resulting from better than estimated investment returns and higher discount rate assumptions.
Due to adverse capital market conditions the company’s pension plan assets experienced a negative return of approximately 16 percent in 2008 compared with a long-term estimated return of 8.5 percent. As a result of 2008 actual plan returns, the company estimates U.S. GAAP pension expense of $839 million in 2009, a substantial increase over the 2008 expense of $225 million. The 2009 estimate is based on a 6.25 discount rate and a long-term rate of return of 8.5 percent.

NORTHROP GRUMMAN CORPORATION
Interest Expense
2008 – Interest expense decreased $41 million, or 12 percent, in 2008 as compared with 2007. The decrease is primarily due to the conversion and redemption of the mandatorily redeemable convertible preferred stock in April 2008, which reduced the related dividends paid during the 2008 periods (which were recorded as interest expense in the accompanying consolidated statements of operations and comprehensive (loss) income in Part II, Item 8). Lower LIBOR rates on the interest rate swap agreements also contributed to the decrease in interest expense.
2007 – Interest expense decreased $11 million, or 3 percent, in 2007 as compared with 2006. The decrease is primarily due to a lower average debt balance.
Other, net
2008 – Other, net for the year ended December 31, 2008 was $38 million income, an increase of $22 million, as compared with 2007, primarily due to $59 million in royalty income from patent infringement settlements at Electronic Systems in 2008, partially offset by negative mark to market adjustments on investments in marketable securities used as a funding source for non-qualified employee benefits.
2007 – Other, net for the year ended December 31, 2007 was $16 million income, a decrease of $153 million, as compared with 2006. During 2006, the company sold its remaining 9.7 million TRW Automotive (TRW Auto) shares, generating pre-tax gains of $111 million.
Federal and Foreign Income Taxes
2008 – The company’s effective tax rate on earnings from continuing operations for the year ended December 31, 2008, was 33.9 percent (excluding the non-cash, non-deductible goodwill impairment charge of $3.1 billion at Shipbuilding and Aerospace Systems) as compared with 32.9 percent in 2007. During 2008, the company recognized net tax benefits of $35 million, primarily attributable to a settlement reached with the U.S. Internal Revenue Service (IRS) and the Congressional Joint Committee on Taxation with respect to the IRS audit of TRW tax returns for the years 1999-2002.
2007 – The company’s effective tax rate on earnings from continuing operations for the year ended December 31, 2007, was 32.9 percent compared with 31.2 percent in 2006. During 2007, the company reached a partial settlement agreement with the IRS regarding its audit of the company’s tax years ended 2001-2003 resulting in a tax benefit of $22 million.
Diluted (Loss) Earnings Per Share
2008 – Diluted loss per share from continuing operations for 2008 was $3.83 per share, as compared with $5.18 diluted earnings per share in 2007. Earnings per share are based on weighted-average diluted shares outstanding of 334.5 million for 2008 and 354.3 million for 2007. For the year ended December 31, 2008, the potential dilutive effect of 7.1 million shares from stock options, stock awards, and the mandatorily redeemable preferred stock were excluded from the computation of weighted average diluted common shares outstanding as the shares would have had an anti-dilutive effect. The goodwill impairment charge of $3.1 billion at Shipbuilding and Aerospace Systems reduced the company’s diluted earnings per share from continuing operations by $9.04 per share.
2007 – Diluted earnings per share from continuing operations for 2007 was $5.18 per share, an increase of 15 percent from $4.51 per share in 2006. Earnings per share are based on weighted-average diluted shares outstanding of 354.3 million for 2007 and 358.6 million for 2006. Diluted earnings per share from continuing operations and the weighted-average diluted shares outstanding include the dilutive effects of stock options, stock awards and the mandatorily redeemable convertible preferred stock. All of the mandatorily redeemable convertible preferred stock was converted into common stock by April 2008. See Note 4 to the consolidated financial statements in Part II, Item 8.
Net Cash Provided by Operating Activities
2008 – Net cash provided by operating activities in 2008 increased $321 million as compared with 2007 and reflects lower income tax payments and continued trade working capital reductions. Pension plan contributions totaled $320 million in 2008, of which $200 million was voluntarily pre-funded, and were comparable to 2007.
Net cash provided by operating activities for 2008 included $113 million of federal and state income tax refunds and $23 million of interest income.
2007 – Net cash provided by operating activities in 2007 increased $1.1 billion as compared with 2006, and reflects lower pension contributions, higher net earnings, and continued trade working capital reductions. Pension plan contributions totaled $342 million in

NORTHROP GRUMMAN CORPORATION
2007, of which $200 million was voluntarily pre-funded, compared with contributions of $1.2 billion in 2006, of which $800 million was voluntarily pre-funded.
Net cash provided by operating activities for 2007 included the receipt of $125 million of insurance proceeds related to Hurricane Katrina, $52 million of federal and state income tax refunds, and $21 million of interest.
SEGMENT OPERATING RESULTS

	Year ended December 31
$ in millions	2008	2007	2006

Sales and Service Revenues
Information Systems	$9,777	$9,245	$8,383
Aerospace Systems	9,825	9,234	9,358
Electronic Systems	7,048	6,466	6,201
Shipbuilding	6,145	5,788	5,321
Technical Services	2,535	2,422	2,090
Intersegment eliminations	(1,443)	(1,327)	(1,362)

Total sales and service revenues	$33,887	$31,828	$29,991

Operating (Loss) Income
Information Systems	$783	$815	$771
Aerospace Systems	416	919	861
Electronic Systems	947	809	783
Shipbuilding	(2,307)	538	393
Technical Services	144	139	139
Intersegment eliminations	(128)	(105)	(110)

Total segment (loss) operating income	$(145)	$3,115	$2,837

Realignments – The company, from time to time, acquires or disposes of businesses, and realigns contracts, programs or business areas among or within its operating segments that possess similar customers, expertise, and capabilities. Internal realignments are designed to more fully leverage existing capabilities and enhance development and delivery of products and services. During the second quarter of 2008, the company transferred certain programs and assets from the missiles business in the Information Systems segment to the Aerospace Systems segment. In January 2008, the former Newport News and Ship Systems businesses were realigned into a single segment called Northrop Grumman Shipbuilding. Previously, these businesses were separate operating segments which were aggregated into a single segment for financial reporting purposes. In addition, certain Electronic Systems businesses were transferred to the Information Systems during the first quarter of 2008.
Subsequent Realignments – In January 2009, the company streamlined its organizational structure by reducing the number of operating segments from seven to five. The five segments are Information Systems, which combines the former Information Technology and Mission Systems segments; Aerospace Systems, which combines the former Integrated Systems and Space Technology segments; Electronic Systems; Shipbuilding; and Technical Services. Intercompany sales and operating income (loss) between the former Integrated Systems and Space Technology segments, and between the former Information Technology and Mission Systems segments have been eliminated as part of the realignment. The creation of the Information Systems and Aerospace Systems segments is intended to strengthen alignment with customers, improve the company’s ability to execute on programs and win new business, and enhance cost competitiveness.
During the first quarter of 2009, the company realigned certain logistics, services, and technical support programs and assets from the Information Systems and Electronic Systems segments to the Technical Services segment. This realignment is intended to strengthen the company’s core capability in aircraft and electronics maintenance, repair and overhaul, life cycle optimization, and training and simulation services.
The operating results for all periods presented have been revised to reflect the subsequent segment realignments. See a description of the segment business areas and specific realignments located in Part I, Item 1.

NORTHROP GRUMMAN CORPORATION
During the first quarter of 2009, the company transferred certain optics and laser programs from Information Systems to Aerospace Systems. As the operating results of this business were not considered material, prior year sales and operating income were not reclassified to reflect this business transfer.
KEY SEGMENT FINANCIAL MEASURES
Operating Performance Assessment and Reporting
The company manages and assesses the performance of its businesses based on its performance on individual contracts and programs obtained generally from government organizations using the financial measures referred to below, with consideration given to the Critical Accounting Policies, Estimates and Judgments described on page 27. Based on this approach and the nature of the company’s operations, the discussion of consolidated results of operations generally focuses around the company’s five reporting segments versus distinguishing between products and services. Product sales are predominantly generated in the Electronic Systems, Aerospace Systems and Shipbuilding segments, while the majority of the company’s service revenues are generated by the Information Systems and Technical Services segments.
Sales and Service Revenues
Period-to-period sales reflect performance under new and ongoing contracts. Changes in sales and service revenues are typically expressed in terms of volume. Unless otherwise described, volume generally refers to increases (or decreases) in reported revenues due to varying production activity levels, delivery rates, or service levels on individual contracts. Volume changes will typically carry a corresponding income change based on the margin rate for a particular contract.
Segment Operating Income
Segment operating income reflects the performance of segment contracts. Excluded from this measure are certain costs not directly associated with contract performance, including the portion of corporate expenses such as management and administration, legal, environmental, certain compensation and other retiree benefits, and other expenses not considered allowable or allocable under applicable CAS regulations and the FAR, and therefore not allocated to the segments. Changes in segment operating income are typically expressed in terms of volume, as discussed above, or performance. Performance refers to changes in contract margin rates. These changes typically relate to profit recognition associated with revisions to total estimated costs at completion of the contract (EAC) that reflect improved (or deteriorated) operating performance on a particular contract. Operating income changes are accounted for on a cumulative to date basis at the time an EAC change is recorded.
Operating income may also be affected by, among other things, the effects of workforce stoppages, the effects of natural disasters (such as hurricanes and earthquakes), resolution of disputed items with the customer, recovery of insurance proceeds, and other discrete events. At the completion of a long-term contract, any originally estimated costs not incurred or reserves not fully utilized (such as warranty reserves) could also impact contract earnings. Where such items have occurred, and the effects are material, a separate description is provided.
For a more complete understanding of each segment’s product and services, see the business descriptions in Part I, Item 1.
Program Descriptions
For convenience, a brief description of certain programs discussed in this Form 10-K are included in the “Glossary of Programs” below.
INFORMATION SYSTEMS

	2008			2007			2006
		Operating			Operating			Operating
$ millions	Sales	Income	% of Sales	Sales	Income	% of Sales	Sales	Income	% of Sales

Information Systems	$ 9,777	$ 783	8.0%	$ 9,245	$ 815	8.8%	$ 8,383	$ 771	9.2%

Sales and Service Revenues
2008 – Information Systems revenue increased $532 million, or 6 percent, as compared with 2007. The increase was due to $337 million in higher sales in Intelligence, Surveillance and Reconnaissance (ISR), $188 million in higher sales in Command, Control and Communications (C3), $130 million in higher sales in Intelligence, and $60 million in higher sales in Defense, partially offset by $84 million in lower sales in Civilian Agencies and $52 million in lower sales in Commercial, State & Local (CS&L). The increase in ISR is primarily due to the ramp up of certain restricted programs and the Navstar Global Positioning System Operational Control Segment (Navstar GPS OCX), partially offset by lower volume on the wind down of the Space Based Surveillance System (SBSS) program.

NORTHROP GRUMMAN CORPORATION
The increase in C3 is due to higher volume across various programs, including the Counter-Rocket Artillery Mortar (CRAM), Command Post Platform (CPP) and Joint National Integration Center Research & Development (JRDC), partially offset by lower deliveries and development activities in the F-22 and F-35 Lightning II (F-35) programs. The increase in Intelligence is due to new restricted programs and growth on existing programs, along with the acquisition of 3001 in the fourth quarter of 2008 while the increase in Defense is associated with higher volume in the Network Centric Solutions program. The decreases in Civilian Agencies and CS&L are primarily due to the ending of programs from the previous year and a more disciplined approach to obtaining new business in the CS&L area.
2007 – Information Systems revenue increased $862 million, or 10 percent, as compared with 2006. The increase was due to $279 million in higher sales in ISR, $275 million in higher sales in CS&L, $222 million in higher sales in Intelligence, $135 million in higher sales in Defense, and $97 million in higher sales in C3, partially offset by $73 million in lower sales in Civilian Agencies. The increase in ISR is principally due to the acquisition of Essex. The increase in CS&L is associated with the effect of a full year of sales from new programs awarded in 2006, including the New York City Wireless (NYCWiN), Virginia IT outsourcing, and San Diego County IT outsourcing programs. The increase in Intelligence is due to new restricted program wins and higher volume on existing programs. The increase in Defense is due to increased volume on various existing programs and new business wins. The increase in C3 is due to higher volume in several programs, including the Force XXI Battle Brigade and Below (FBCB2) I-Kits program and international commercial businesses and increased scope and funding levels in the JRDC program. These increases were partially offset by lower volume in the F-35 development program as hardware development in 2006 wound down in 2007 and reduced scope and deliveries in the F-22 program. The decrease in Civilian Agencies is primarily due to customer program budget reductions and program completions.
Segment Operating Income
2008 – Information Systems operating income decreased $32 million, or 4 percent, as compared with 2007. The decrease in operating income was primarily driven by lower performance results, primarily due to a $57 million negative performance adjustment in the NYCWiN program recorded in the third quarter of 2008 in CS&L. The adjustment includes provisions related to a key supplier as well as a revised estimate of cost to complete the program. The decrease in operating income as a percentage of sales reflects lower performance for command, control and communications programs, including higher planned internal investment for a new business opportunity, and final allocation of current and prior year overhead items.
2007 – Information Systems operating income increased $44 million, or 6 percent, as compared with 2006. The increase is driven by $76 million from the higher sales volume described above, partially offset by $32 million of lower net performance improvements. The decrease in operating income as a percentage of sales was driven by $28 million in increased amortization of deferred and other outsourcing costs on large IT outsourcing programs compared to the prior period, $22 million in discretionary spending for internal information systems infrastructure expected to yield future cost improvements and $12 million in higher amortization of purchased intangibles. These decreases to operating income were partially offset by cost improvements achieved based on increases in customer order quantities in the FBCB2 I-Kits program, final negotiation of award fee earned on the National Team Battle Management Command and Control (BMC2) program, lower labor costs and favorable pricing of supplier procured materials in the CPP program, and elimination of risk associated with hardware obsolescence in the Ground-Based Midcourse Defense Fire Control and Communications (GFC/C) program.
AEROSPACE SYSTEMS

	Year Ended December 31
	2008			2007			2006
		Operating			Operating			Operating
$ millions	Sales	Income	% of Sales	Sales	Income	% of Sales	Sales	Income	% of Sales

Aerospace Systems	$ 9,825	$ 416	4.2%	$ 9,234	$ 919	10.0%	$ 9,358	$ 861	9.2%

Sales and Service Revenues
2008 –Aerospace Systems revenue increased $591 million, or 6 percent, as compared with 2007. The increase was primarily due to higher volume associated with Unmanned Combat Air System Carrier Demonstration (UCAS-D), KEI, Global Hawk High-Altitude Long-Endurance (HALE) Systems, JWST, B-2, NPOESS, Joint Surveillance Target Attack Radar System (Joint STARS), Broad Area Maritime Surveillance (BAMS) Unmanned Aircraft System and various restricted programs, partially offset by lower volume in the AEHF, F-35, STSS, E-10A, E-2 programs, Multi-Platform Radar Technology Insertion Program (MP-RTIP), and the termination of the Space Radar program in the second quarter of 2008.
2007 – Aerospace Systems revenue decreased $124 million, or 1 percent, as compared with 2006. Approximately $325 million of the decrease was from the transition of the E-2D Advanced Hawkeye, F-35, and EA-18G development programs to their early production

NORTHROP GRUMMAN CORPORATION
phases and from the effects of significant customer-directed scope reductions of $160 million associated with the E-10A platform and related MP-RTIP efforts, largely offset by higher volume for Global Hawk HALE Systems , F/A-18, KEI, JWST and various restricted programs.
Segment Operating Income
2008 – Aerospace Systems operating income decreased $503 million, or 55 percent, as compared with 2007. The decrease in operating income is due to a goodwill impairment charge of $570 million (see Goodwill Impairment on page 33) and a $27 million favorable adjustment in 2007 related to the settlement of prior years’ overhead costs, partially offset by $59 million from the higher sales volume described above and $35 million in net performance improvements associated with risk retirement in several key programs including KEI, ICBM, ABL, and various restricted programs.
2007 – Aerospace Systems operating income increased $58 million, or 7 percent, as compared with 2006. The increase in operating income is due to $43 million in net performance improvements, partially offset by $12 million from the lower sales volume described above. The increase in operating income as a percentage of sales is primarily due to risk reduction achieved on the Global Hawk, E-2 and B-2 programs and a $27 million the favorable settlement of a prior year’s overhead costs.
ELECTRONIC SYSTEMS

	Year Ended December 31
	2008			2007			2006
		Operating			Operating			Operating
$ millions	Sales	Income	% of Sales	Sales	Income	% of Sales	Sales	Income	% of Sales

Electronic Systems	$ 7,048	$ 947	13.4%	$ 6,466	$ 809	12.5%	$ 6,201	$ 783	12.6%

Sales and Service Revenues
2008 – Electronic Systems revenue increased $582 million, or 9 percent, as compared with 2007. The increase was primarily due to $241 million in higher sales in Aerospace Systems, $165 million in higher sales in Land Forces, $69 million in higher sales in Navigation Systems, and $60 million in higher sales in Defensive Systems. The increase in Aerospace Systems is due to higher deliveries of upgraded F-16 international fire control radar systems and increased volume on the MESA Korea program. The increase in Land Forces is due to higher volume on vehicular intercommunication systems and the G/ATOR radar program. The increase in Navigation Systems is due to higher volume associated with Inertial Navigation programs. The increase in Defensive Systems is due to higher deliveries associated with the Large Aircraft Infrared Countermeasures (LAIRCM) IDIQ program.
2007 – Electronic Systems revenue increased $265 million, or 4 percent, as compared with 2006, reflecting $169 million higher sales in Land Forces, $133 million higher sales in the Space & ISR Systems, and $97 million in Naval & Marine Systems (NMS), partially offset by $131 million lower sales in Aerospace Systems. The increase in Land Forces sales is primarily due to higher deliveries on communication and weapons & sensor programs. The increase in Space & ISR Systems sales is primarily attributable to increases in intelligence, surveillance and reconnaissance programs. The increase in NMS sales is primarily due to higher volume on a restricted program. The lower Aerospace Systems sales are primarily due to the effect of declining volume on fixed price development programs.
Segment Operating Income
2008 – Electronic Systems operating income increased $138 million, or 17 percent, as compared with 2007. The increase in operating income is primarily due to $78 million from the higher sales volume described above and $59 million in royalty income resulting from patent infringement settlements at Navigation Systems. The 2008 operating income includes a pre-tax charge of $20 million for the company’s Wedgetail MESA program associated with potential liquidated damages arising from the prime contractor’s announced schedule delay in completing the program. The 2007 operating income includes a pre-tax charge of $27 million for the F-16 Block 60 fixed-price development combat avionics program.
2007 – Electronic Systems operating income increased $26 million, or 3 percent, as compared with 2006. The increase in operating income is largely attributable to higher volume, primarily in Government Systems, Defensive Systems, and Naval & Marine Systems. Operating income included a $27 million pre-tax charge for the F-16 Block 60 fixed-price development combat avionics program to reflect a higher estimate of software integration costs to complete the Falcon Edge electronic warfare suite. The 2006 operating income includes $121 million in pre-tax charges primarily for the MESA and Advanced Self Protection Integrated Suite (ASPIS) II programs. The 2007 operating income also includes $14 million in consolidation costs related to the closure of several facilities as a result of a continuing focus on effective infrastructure management and $18 million in provisions for settled and outstanding legal matters.

NORTHROP GRUMMAN CORPORATION
SHIPBUILDING

	Year Ended December 31
	2008			2007			2006
		Operating			Operating			Operating
$ millions	Sales	Loss	% of Sales	Sales	Income	% of Sales	Sales	Income	% of Sales

Shipbuilding	$6,145	$ (2,307)	(37.5%)	$5,788	$ 538	9.3%	$5,321	$ 393	7.4%

Sales and Service Revenues
2008 – Shipbuilding revenues increased $357 million, or 6 percent, as compared with 2007. The increase is primarily due to $254 million higher sales in Aircraft Carriers, $178 million higher sales in Surface Combatants, and $112 million higher sales in Fleet Support, partially offset by $184 million lower sales in Expeditionary Warfare. The increase in Aircraft Carriers is primarily due to higher sales volume on the Gerald R. Ford, USS Enterprise Extended Docking Selected Restricted Availability (EDSRA), and USS Roosevelt Refueling and Complex Overhaul (RCOH), partially offset by lower volume on the USS Carl Vinson. The increase in Surface Combatants is primarily due to higher sales volume in the DDG 51 and DDG 1000 programs. The increase in Fleet Support is primarily due to the consolidation of AMSEC in the 2008 period. Expeditionary Warfare sales were negatively impacted by a contract adjustment of $134 million on the LHD-8 program in the first quarter of 2008 and the Hurricane Gustav impact in the third quarter of 2008, partially offset by higher sales in the LPD program. In 2007, all programs at the Pascagoula, Mississippi facility were negatively impacted by a labor strike.
2007 – Shipbuilding revenues increased $467 million, or 9 percent as compared with 2006. The increase was primarily due to $252 million in higher sales in Expeditionary Warfare, $92 million in higher sales in Fleet Support, $81 million in higher sales in Coast Guard and Coastal Defense, $53 million in higher sales in Submarines, $52 million in higher sales in Aircraft Carriers, partially offset by $33 million in lower sales in Surface Combatants, and $25 million in lower sales in Services, Commercial & Other. The increase in Expeditionary Warfare was primarily due to higher sales volume in the LPD and LHA programs due to production ramp-ups, partially offset by lower sales volume in the LHD program as a result of a labor strike at the Pascagoula, Mississippi shipyard. The increase in Fleet Support was due to the reorganization of AMSEC. The increase in Coast Guard and Coastal Defense was due to higher sales volume in the NSC program. The decrease in Surface Combatants was due to lower sales in the DDG 1000 program and the impacts of the labor strike.
Segment Operating (Loss) Income
2008 – Operating loss at Shipbuilding was $2.3 billion as compared with operating income of $538 million in the same period of 2007. The decrease is due to a goodwill impairment charge of $2.5 billion (see Goodwill Impairment on page 33), and $366 million in net lower performance results, partially offset by the higher sales volume described above. The decrease in net performance results is primarily due to a $326 million pre-tax charge on LHD-8 and other programs in the first quarter of 2008, cost growth and schedule delays on several LPD ships resulting primarily from the effects of Hurricane Ike on an LPD subcontractor (see Note 16 to the consolidated financial statements in Part II, Item 8), and the effect of reductions in contract booking rates resulting from management taking a more conservative approach in its risk assessment on programs throughout the Gulf Coast Shipyards. The LHD-8 program achieved several important risk retirement milestones toward its planned delivery date, and as a result, $63 million of the first quarter 2008 charge was reversed in the second half of 2008.
2007 – Operating income at Shipbuilding increased $145 million, or 37 percent, as compared with 2006. The increase is primarily due to $43 million from the higher sales volume described above, $62 million for recovery of lost profits from a settlement of a portion of the Katrina insurance claim, and a $23 million pre-tax gain resulting from the reorganization of AMSEC, partially offset by $55 million for a contract earnings rate adjustment on LHD-8 associated with a schedule extension resulting from manpower constraints in critical crafts (electrical and pipefitting) following the strike at the Pascagoula shipyard in 2007.

NORTHROP GRUMMAN CORPORATION
TECHNICAL SERVICES

	Year Ended December 31
	2008			2007			2006
		Operating			Operating			Operating
$ millions	Sales	Income	% of Sales	Sales	Income	% of Sales	Sales	Income	% of Sales

Technical Services	$ 2,535	$ 144	5.7%	$ 2,422	$ 139	5.7%	$ 2,090	$ 139	6.7%

Sales and Service Revenues
2008 – Technical Services revenue increased $113 million or 5 percent, as compared with 2007. The increase is primarily due to $93 million in higher sales in Life Cycle Optimization & Engineering (LCOE) and $42 million in higher sales in Training & Simulation (TSG), partially offset by $26 million in lower sales in Systems Support (SSG). The increase in LCOE is associated with higher volume in the Hunter CLS and B-2 Stealth Bomber (B-2) programs. The increase in TSG is primarily due to higher sales volume from various new training and simulation program awards. The decrease in SSG is primarily associated with the completion of the Joint Base Operations Support program.
2007 – Technical Services revenue increased $332 million or 16 percent, as compared with 2006. The increase is primarily due to $248 million and $61 million in higher sales in SSG and LCOE, respectively. The increase in SSG is primarily driven by $252 million from the effects of a full year of sales for the Nevada Test Site program in 2007 as compared to six months of revenue in 2006. The increase in LCOE is due to increased demand for F-15 repairs at the Warner Robins Regional Repair Service Center, increased demand on the Hunter CLS program and increased work on the B-2 programs.
Segment Operating Income
2008 – Technical Services operating income increased $5 million, or 4 percent, as compared with 2007. The increase in operating income due to higher sales volume was partially offset by a higher level of planned internal investment and final allocation of current and prior year overhead items.
2007 – Technical Services operating income was comparable with 2006. The increase in operating income due to higher sales volume was offset by the effects of performance improvements taken in the prior year and favorable 2006 margin adjustments to reflect risk reduction on contracts for spares production on fixed price contracts. A lower margin mix from the Nevada Test Site program also contributed to offsetting the volume increase.
BACKLOG
Total backlog at December 31, 2008, was approximately $78 billion. Total backlog includes both funded backlog (firm orders for which funding is contractually obligated by the customer) and unfunded backlog (firm orders for which funding is not currently contractually obligated by the customer). Unfunded backlog excludes unexercised contract options and unfunded IDIQ orders. For multi-year services contracts with non-federal government customers having no stated contract values, backlog includes only the amounts committed by the customer.
The following table presents funded and unfunded backlog by segment at December 31, 2008 and 2007:

	2008			2007
			Total			Total
$ in millions	Funded	Unfunded	Backlog	Funded	Unfunded	Backlog

Information Systems	$ 5,310	$4,672	$9,982	$ 4,920	$5,301	$10,221
Aerospace Systems	7,648	22,883	30,531	6,499	18,488	24,987
Electronic Systems	8,391	2,124	10,515	7,861	2,047	9,908
Shipbuilding	14,205	8,148	22,353	10,348	3,230	13,578
Technical Services	1,840	2,831	4,671	1,523	3,448	4,971

Total backlog	$ 37,394	$40,658	$78,052	$ 31,151	$32,514	$63,665

Backlog is converted into the following years’ sales as costs are incurred or deliveries are made. Approximately 65 percent of the $37.4 billion funded backlog at December 31, 2008, is expected to be converted into sales in 2009. Total U.S. Government orders, including those made on behalf of foreign governments, comprised 90 percent, 89 percent, and 90 percent of the funded backlog at the end of 2008, 2007, and 2006, respectively. Total foreign customer orders accounted for 7 percent, 6 percent, and 5 percent of the funded backlog at the end of 2008, 2007, and 2006, respectively. Domestic commercial backlog represented 3 percent, 5 percent, and

NORTHROP GRUMMAN CORPORATION
5 percent of funded backlog at the end of 2008, 2007, and 2006, respectively.
New Awards
The value of new contract awards during the year ended December 31, 2008, was approximately $48.3 billion. Significant new awards during this period include $5.6 billion for the Virginia-class Block III submarine programs, $5.1 billion for the Gerald R. Ford (CVN 78) aircraft carrier, $1.4 billion for the DDG 1000 Zumwalt-class destroyer, $1.2 billion for the BAMS Unmanned Aircraft System program, $402 million for the VIS IDIQ, $385 million for the ICBM program, and various restricted programs.
On February 29, 2008, the company won a $1.5 billion contract award by the U.S. Air Force as an initial step to replace its aerial refueling tanker fleet. The losing bidder for the contract protested the award decision by the U.S. Air Force. In the fourth quarter, the company reduced total backlog by $1.5 billion to reflect the termination of the U.S. Air Force refueling tanker program.
The value of new contract awards during the year ended December 31, 2007, was approximately $35.1 billion. Significant new awards during this period include $2.4 billion for NPOESS, $2.2 billion for LHA-6, $1 billion for LPD-25, $875 million for the Flats Sequencing Systems/ Postal Automation program, $636 million for the UCAS-D, $628 million for the DDG 1000 Zumwalt-class destroyer program, $607 million for the ICBM program, $272 million for the JRDC program, $234 million for the F-22 program, and various restricted programs.
LIQUIDITY AND CAPITAL RESOURCES
The company endeavors to ensure the most efficient conversion of operating results into cash for deployment in growing its businesses and maximizing shareholder value. The company actively manages its capital resources through working capital improvements, capital expenditures, strategic business acquisitions, investment in independent research and development, debt repayments, required and voluntary pension contributions, and returning cash to its shareholders through dividend payments and repurchases of common stock.
Company management uses various financial measures to assist in capital deployment decision making including net cash provided by operations, free cash flow, net debt-to-equity, and net debt-to-capital. Management believes these measures are useful to investors in assessing the company’s financial performance.
The table below summarizes key components of cash flow provided by operating activities.

	Year ended December 31
$ in millions	2008	2007	2006

Net (loss) earnings	$(1,262)	$1,790	$1,542
Non-cash income and expense[1]	1,005	1,035	1,036
Goodwill impairment	3,060
Retiree benefit funding in excess of expense	(167)	(50)	(772)
Trade working capital reduction	308	156	166
Income taxes payable	241	(59)	(68)
Other	23	43	(50)
Cash provided by (used in) discontinued operations	3	(25)	(98)

Net cash provided by operating activities	$3,211	$2,890	$1,756

          1 Includes depreciation & amortization, stock based compensation expense and deferred taxes.
Free Cash Flow
Free cash flow represents cash from operating activities less capital expenditures and outsourcing contract and related software costs. The company believes free cash flow is a useful measure for investors as it reflects the ability of the company to grow by funding strategic business acquisitions and return value to shareholders through repurchasing its shares and paying dividends.
Free cash flow is not a measure of financial performance under U.S. GAAP, and may not be defined and calculated by other companies in the same manner. This measure should not be considered in isolation or as an alternative to operating results presented in accordance with U.S. GAAP as indicators of performance.

NORTHROP GRUMMAN CORPORATION
The table below reconciles net cash provided by operating activities to free cash flow:

	Year ended December 31
$ in millions	2008	2007	2006

Net cash provided by operating activities	$3,211	$2,890	$1,756
Less:
Capital expenditures	(681)	(682)	(732)
Outsourcing contract & related software costs	(110)	(137)	(77)

Free cash flow from operations	$2,420	$2,071	$947

Cash Flows
The following is a discussion of the company’s major operating, investing and financing activities for each of the three years in the period ended December 31, 2008, as classified on the consolidated statements of cash flows located in Part II, Item 8.
Operating Activities
2008 – Net cash provided by operating activities increased $321 million as compared with 2007, and reflects lower income tax payments and continued trade working capital reductions. Pension plan contributions totaled $320 million in 2008, of which $200 million was voluntarily pre-funded, and were comparable to 2007. Net cash provided by operating activities for 2008 included $113 million of federal and state income tax refunds and $23 million of interest income.
In 2009, the company expects to contribute the required minimum funding level of approximately $126 million to its pension plans and approximately $178 million to its other postretirement benefit plans and also expects to make additional voluntary pension contributions of approximately $250 million in each of the first and third quarters. For 2009, cash generated from operations is expected to be sufficient to service debt and contract obligations, finance capital expenditures, continue acquisition of shares under the share repurchase program, and continue paying dividends to the company’s shareholders. Although 2009 cash from operations is expected to be sufficient to service these obligations, the company may borrow under credit facilities to accommodate timing differences in cash flows. The company has a committed $2 billion revolving credit facility that is currently undrawn and that can be accessed on a same-day basis. Additionally, were longer-term funding to be desired, the company believes it could, under current market conditions, access the capital markets for debt financing.
2007 – Cash provided by operating activities increased $1.1 billion as compared with 2006, and reflects lower pension contributions, higher net income, and continued trade working capital reductions. Pension plan contributions totaled $342 million in 2007, of which $200 million was voluntarily pre-funded compared with contributions of $1.2 billion in 2006, of which $800 million was voluntarily pre-funded. Net cash provided by operating activities for 2007 included the receipt of $125 million of insurance proceeds related to Hurricane Katrina, $52 million of federal and state income tax refunds, and $21 million of interest income.
2006 – Cash provided by operating activities decreased $0.9 billion as compared with 2005. The decrease was primarily due to contributions to the company’s pension plans totaling $1.2 billion, of which $800 million was voluntarily pre-funded, as compared to contributions of $415 million in 2005, of which $203 million was voluntarily pre-funded. Net cash from operating activities for 2006 included the receipt of $100 million of insurance proceeds related to Hurricane Katrina, $60 million of federal and state income tax refunds, and $45 million of interest income.
Investing Activities
2008 – Cash used in investing activities was $626 million in 2008. During 2008, the company received $175 million in proceeds from the sale of the Electro-Optical Systems business, spent $92 million for the acquisition of 3001 International, Inc. (see Notes 5 and 6 to the consolidated financial statements in Part II, Item 8), paid $110 million for outsourcing costs related to outsourcing services contracts, and released $61 million of restricted cash related to the Gulf Opportunity Zone Industrial Development Revenue Bonds (see Note 14 to the consolidated financial statements in Part II, Item 8). The company has $11 million in restricted cash as of December 31, 2008 related to the Xinetics Inc. purchase (see Note 5 to the consolidated financial statements in Part II, Item 8).
Capital expenditures in 2008 were $681 million and include $23 million of capitalized software costs. Capital expenditure commitments at December 31, 2008 were approximately $554 million, which are expected to be paid with cash on hand.
2007 – Cash used in investing activities was $1.4 billion in 2007. During 2007, the company acquired Essex Corporation, Xinetics and the remaining 61 percent of Scaled Composites, LLC for approximately $690 million (see Note 5 to the consolidated financial statements in Part II, Item 8), paid $137 million for outsourcing costs related to newly acquired outsourcing services contracts, and released $70 million of restricted cash related to the Gulf Opportunity Zone Industrial Development Revenue Bonds (see Note 14 to the consolidated financial statements in Part II, Item 8) of which $60 million remained restricted as of December 31, 2007. This was partially offset by $11 million new restrictions related to the Xinetics purchase.

NORTHROP GRUMMAN CORPORATION
Capital expenditures in 2007 were $682 million, including $118 million to replace property damaged by Hurricane Katrina and $47 million of capitalized software costs.
2006 – Cash used in investing activities was $601 million in 2006. During 2006, the company received $209 million from the sale of the remaining 9.7 million of its TRW Auto common shares, received $117 million of insurance proceeds related to Hurricane Katrina, received $43 million from the sales of the Interconnect Technologies assembly business unit and Winchester, paid $77 million for outsourcing costs related to newly acquired outsourcing services contracts, and paid $35 million for the purchase of an investment. Also during 2006, Shipbuilding received access to $200 million from the issuance of Gulf Opportunity Zone Industrial Development Revenue Bonds (see Note 14 to the consolidated financial statements in Part II, Item 8) of which $127 million remained restricted as of December 31, 2006.
Capital expenditures in 2006 were $732 million, including $111 million to replace property damaged by Hurricane Katrina and $36 million of capitalized software costs.
Financing Activities
2008 – Cash used in financing activities for the year ended December 31, 2008, was $2 billion compared to $1.5 billion in the same period of 2007. The $532 million increase is primarily due to $380 million more for common stock purchases and $171 million lower proceeds from stock option exercises. See Note 8 to the consolidated financial statements in Part II, Item 8 for a discussion concerning the company’s common stock repurchases.
2007 – Cash used in financing activities for the year ended December 31, 2007, was $1.5 billion compared to $1.7 billion in the same period of 2006. The $233 million decrease is primarily due to $922 million lower net repayments of long-term debt, partially offset by $350 million more common stock repurchases, $119 million lower proceeds from stock option exercises, $113 million higher net payments under lines of credits, and $102 million for higher dividends paid.
2006 – Cash used in financing activities for the year ended December 31, 2006 was $1.7 billion compared to $1.4 billion in the same period of 2005. The $348 million increase is primarily due to $980 million higher net repayments of long-term debt, partially offset by $385 million lower common stock repurchases and $230 million higher proceeds from exercises of stock options.
Share Repurchases – The table below summarizes the company’s share repurchases beginning January 1, 2006:

	Amount		Total Shares		Shares Repurchased
	Authorized	Average Price	Retired		(in millions)
Authorization Date	(in millions)	Per Share	(in millions)	Date Completed	2008	2007	2006

October 24, 2005	$1,500	$65.08	23.0	February 2007		2.3	11.6
December 14, 2006	1,000	75.96	13.1	November 2007		13.1
December 19, 2007	2,500	72.55	21.4		21.4

					21.4	15.4	11.6

Share repurchases take place at management’s discretion or under pre-established non-discretionary programs from time to time, depending on market conditions, in the open market, and in privately negotiated transactions. The company retires its common stock upon repurchase and has not made any purchases of common stock other than in connection with these publicly announced repurchase programs. As of December 31, 2008, the company has authorized $945 million for share repurchases.
Credit Ratings
The company’s credit ratings at December 31, 2008, are summarized below:

Standard
	Fitch	Moody’s	& Poors

Long-term: Northrop Grumman	BBB+	Baa1	BBB+
In June 2007, Moody’s Investors Service upgraded its ratings on debt securities issued by the company. The long term rating was changed to Baa1 from Baa2. In December 2007, Fitch revised its outlook on the company to stable from positive.

NORTHROP GRUMMAN CORPORATION
Credit Facility
The company has a revolving credit agreement which provides for a five-year revolving credit facility in an aggregate principal amount of $2 billion and a maturity date of August 10, 2012. The credit facility permits the company to request additional lending commitments from the lenders under the agreement or other eligible lenders under certain circumstances, and thereby increase the aggregate principal amount of the lending commitments under the agreement by up to an additional $500 million. The company’s credit agreement contains certain financial covenants relating to a maximum debt to capitalization ratio, and certain restrictions on additional asset liens, unless permitted by the agreement. As of December 31, 2008, the company was in compliance with all covenants.
At December 31, 2008, and 2007, there was no balance outstanding under this facility. There was a maximum of $300 million and $350 million borrowed under this facility during 2008 and 2007, respectively.
Other Sources and Uses of Capital
Additional Capital – To provide for long-term liquidity, the company believes it can obtain additional capital, if necessary, from such sources as the public or private capital markets, the sale of assets, sale and leaseback of operating assets, and leasing rather than purchasing new assets. The company has an effective shelf registration on file with the SEC.
Cash on hand at the beginning of the year plus cash generated from operations and cash available under credit lines are expected to be sufficient in 2009 to service debt, finance capital expansion projects, pay federal, foreign, and state income taxes, fund pension and other post retirement benefit plans, and continue paying dividends to shareholders. The company will continue to provide the productive capacity to perform its existing contracts, prepare for future contracts, and conduct research and development in the pursuit of developing opportunities. While these expenditures tend to limit short-term liquidity, they are made with the intention of improving the long-term growth and profitability of the company.
Financial Arrangements – In the ordinary course of business, the company uses standby letters of credit and guarantees issued by commercial banks and surety bonds issued by insurance companies principally to guarantee the performance on certain contracts and to support the company’s self-insured workers’ compensation plans. At December 31, 2008, there were $489 million of unused stand-by letters of credit, $134 million of bank guarantees, and $459 million of surety bonds outstanding.
In December 2006, the company guaranteed a $200 million loan made to Shipbuilding in connection with certain Gulf Opportunity Zone Industrial Revenue Bonds. Under the loan agreement the company guaranteed repayment by Shipbuilding of the principal and interest to the Trustee. The company also guaranteed payment of the principal and interest by the Trustee to the underlying bondholders.
Contractual Obligations
The following table presents the company’s contractual obligations as of December 31, 2008, and the estimated timing of future cash payments:

			2010 -	2012 -	2014 and
$ in millions	Total	2009	2011	2013	beyond

Long-term debt	$3,888	$477	$874	$4	$2,533
Interest payments on long-term debt	3,501	284	463	376	2,378
Operating leases	2,060	459	636	403	562
Purchase obligations(1)	7,546	5,254	1,984	283	25
Other long-term liabilities(2)	1,192	161	447	170	414

Total contractual obligations	$18,187	$6,635	$4,404	$1,236	$5,912

(1)	A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding on the company and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. These amounts are primarily comprised of open purchase order commitments to vendors and subcontractors pertaining to funded contracts.

(2)	Other long-term liabilities primarily consist of accrued workers’ compensation, deferred compensation, and other miscellaneous liabilities, but exclude obligations for uncertain tax positions of $395 million, as the timing of the payments cannot be reasonably estimated.

NORTHROP GRUMMAN CORPORATION
The table above also excludes estimated minimum funding requirements and expected voluntary contributions for retiree benefit plans as set forth by ERISA in relation to the company’s pension and postretirement benefit obligations totaling approximately $5.5 billion over the next five years: $804 million in 2009, $412 million in 2010, $1,233 million in 2011, $1,609 million in 2012, and $1,432 million in 2013. The company also has payments due under plans that are not required to be funded in advance, but are funded on a pay-as-you-go basis. See Note 17 to the consolidated financial statements in Part II, Item 8.
Further details regarding long-term debt and operating leases can be found in Notes 14 and 16, respectively, to the consolidated financial statements in Part II, Item 8.
OTHER MATTERS
New Accounting Pronouncements
New accounting pronouncements have been issued by the FASB which are not effective until after December 31, 2008. For further discussion of new accounting standards, see Note 2 to the consolidated financial statements in Part II, Item 8.
Off-Balance Sheet Arrangements
As of December 31, 2008, the company had no significant off-balance sheet arrangements other than operating leases. For a description of the company’s operating leases, see Note 16 to the consolidated financial statements in Part II, Item 8.
GLOSSARY OF PROGRAMS
Listed below are brief descriptions of the programs mentioned in this Form 10-K.

Program Name	Program Description
Advanced Extremely High Frequency (AEHF)	Provide the communication payload for the nation’s next generation military strategic and tactical relay systems that will deliver survivable, protected communications to U.S. forces and selected allies worldwide.

Air Mobility Tanker	Program to replace the U.S. Air Force aerial refueling tanker fleet.

Airborne Laser (ABL)	Design and develop the system’s Chemical Oxygen Iodine Laser (COIL) and the Beacon Illuminator Laser (BILL) for Missile Defense Agency’s Airborne Laser, providing a capability to destroy boost-phase missiles at very long range.

B-2 Stealth Bomber	Maintain strategic, long-range multi-role bomber with war-fighting capability that combines long range, large payload, all-aspect stealth, and near-precision weapons in one aircraft.

Broad Area Maritime Surveillance (BAMS) Unmanned Aircraft System	A maritime derivative of the Global Hawk that provides persistent maritime Intelligence, Surveillance, and Reconnaissance (ISR) data collection and dissemination capability to the Maritime Patrol and Reconnaissance Force.

Command Post Platform (CPP)	Provide a family of vehicles that host multiple battle command and support software suites as well as communications equipment that interface with digitized vehicles.

Counter Rocket Artillery Mortar (CRAM)	Provide system engineering and installation support for Counter Rocket, Artillery and Mortar Systems to protect troops at Forward Operating base for Operation Iraqi Freedom.

CVN 78 Ford Class	Design and construction for the new class of Aircraft Carriers.

DDG 1000 Zumwalt- class Destroyer	Design and participate in the production of the U.S. Navy’s multi-mission surface combatants tailored for land attack and littoral dominance.

DDG 51	Build Aegis guided missile destroyer, equipped for conducting anti-air, anti-submarine, anti-surface and strike operations.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description
Deepwater Modernization Program	Multi-year program to modernize and replace the Coast Guard’s aging ships and aircraft, and improve command and control and logistics systems. The company has design and production responsibility for surface ships

E-2D Advanced Hawkeye	The E-2 Hawkeye is the U.S. Navy’s airborne battle management command and control mission system platform providing airborne early warning detection, identification, tracking, targeting, and communication capabilities. The company is currently performing on a follow-on multi-year contract for eight E-2C aircraft to be delivered to the U.S. Navy through 2009 (two aircraft delivered in 2006 and two aircraft delivered in 2007 and two aircraft delivered in 2008). The company is developing the next generation capability including radar, mission computer, vehicle, and other system enhancements called the E-2D Advanced Hawkeye under an SDD contract with the U.S. Navy. The E-2D builds upon the Hawkeye 2000 configuration with significant radar improvement performance. The E-2D provides over the horizon airborne early warning (AEW), surveillance, tracking, and command and control capability to the U.S. Naval Battle Groups and Joint Forces. Pilot Production of three aircraft was authorized in 2007 and long lead funding for the first lot of Low Rate Initial Production (two aircraft) was received in December 2007.

F/A - 18	Produce the center and aft fuselage sections, twin vertical stabilizers, and integrate all associated subsystems for the F/A-18 Hornet strike fighters.

F-15 Repairs at Warner Robins	Avionics component repair, modifications, build to print, DMS resolution, ATE builds, engineering services, and personnel augmentation for the F-15.

F-16 Block 60	Direct commercial firm fixed-price program with Lockheed Martin Aeronautics Company to develop and produce 80 Lot systems for aircraft delivery to the United Arab Emirates Air Force as well as test equipment and spares to be used to support in-country repairs of sensors.

F-35 Development (Lightning II)	Design, integration, and/or development of the center fuselage and weapons bay, communications, navigations, identification subsystem, systems engineering, and mission systems software as well as provide ground and flight test support, modeling, simulation activities, and training courseware.

Falcon Edge	Provide an integrated Electronic Warfare suite that leverages the latest radio frequency (RF) and digital technologies for air warfare.

Flats Sequencing System / Postal Automation	Build systems for the U.S. Postal Service designed to further automate the flats mail stream, which includes large envelopes, catalogs and magazines.

Force XXI Battle Brigade and Below (FBCB2)	Install in Army vehicles a system of computer hardware and software that forms a wireless, tactical Internet for near-real-time situational awareness and command and control on the battlefield.

George H. W. Bush (CVN 77)	The 10th and final Nimitz-class aircraft carrier that will incorporate many new design features, with expected delivery to the Navy in early 2009.

Global Hawk High- Altitude, Long- Endurance Systems (HALE)	Provide the Global Hawk HALE unmanned aerial system for use in the global war on terror and has a central role in Intelligence, Reconnaissance, and Surveillance supporting operations in Afghanistan and Iraq.

Ground / Air Task Oriented Radar (G/ATOR)	A development program to provide the next generation ground based multi-mission radar for the USMC. Provides Short Range Air Defense, Air Defense Surveillance, Ground Weapon Location and Air Traffic Control. Replaces five existing USMC single-mission radars.

Ground-Based Midcourse Defense Fire Control and Communications (GFC/C)	Develop software to coordinate sensor and interceptor operations during missile flight.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description
Hunter CLS	Operate, maintain, train and sustain the multi-mission Hunter Unmanned Aerial System in addition to deploying Hunter support teams.

Intercontinental Ballistic Missile (ICBM)	Maintain readiness of the nation’s ICBM weapon system.

James Webb Space Telescope (JWST)	Design, develop, integrate and test a space-based infrared telescope satellite to observe the formation of the first stars and galaxies in the universe.

Joint Base Operations Support	Provides all infrastructure support needed for launch and base operations at the NASA Spaceport.

Joint National Integration Center Research & Development (JRDC)	Support the development and application of modeling and simulation, wargaming, test and analytic tools for air and missile defense.

Joint Surveillance Target Attack Radar System (Joint STARS)	Joint STARS detects, locates, classifies, tracks and targets hostile ground movements, communicating real-time information through secure data links with U.S. Air Force and Army command posts.

Kinetic Energy Interceptor (KEI)	Develop mobile missile-defense system with the unique capability to destroy a hostile missile during its boost, ascent or midcourse phase of flight.

Large Aircraft Infrared Counter-measures Indefinite Delivery and Indefinite Quantity (LAIRCM IDIQ)	Infrared countermeasures systems for C-17 and C-130 aircraft. The IDIQ contract will further allow for the purchase of LAIRCM hardware for foreign military sales and other government agencies.

LHA	Detail design and construct amphibious assault ships for use as an integral part of joint, interagency, and multinational maritime forces.

LHD	Build multipurpose amphibious assault ships.

LPD	Build amphibious transport dock ships.

MESA Korea	Consists of a 4 lot Multirole Electronically Scanned Array (MESA) radar/Identification Friend or Foe subsystem delivery with limited non-recurring engineering. The program also includes associated spares, support equipment and installation & check out activities, with direct and indirect offset projects. Northrop Grumman’s customer is the Boeing Company, with ultimate product delivery to the Republic of Korea Air Force.

Multi-Platform Radar Technology Insertion Program (MP-RTIP)	Design, develop, fabricate and test modular, scalable 2-dimensional active electronically scanned array (2D-AESA) radars for integration on the Global Hawk Airborne platforms. Also provides enhanced Wide Area Surveillance system capabilities.

National Polar-orbiting Operational Environmental Satellite System (NPOESS)	Design, develop, integrate, test, and operate an integrated system comprised of two satellites with mission sensors and associated ground elements for providing global and regional weather and environmental data.

National Security Cutter (NSC)	Detail design and construct the U.S. Coast Guard’s National Security Cutters equipped to carry out the core missions of maritime security, maritime safety, protection of natural resources, maritime mobility, and national defense.

National Team Battle Management Command and Control (BMC2)	The National Team Battle Management Command and Control Program supports the objective of the Missile Defense Agency by providing an integrated and layered Ballistic Missile Defense System (BMDS) architecture, developing block technical definitions, developing element requirements, schedules, verification strategies and other products required to execute the BMDS program.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description
Navstar Global Positioning System (GPS) Operational Control Segment (OCX)	Provide all satellite command and control (C2), mission planning, constellation management, external interfaces, monitoring stations, and ground antennas.

Nevada Test Site (NTS)	Manage and operate the Nevada Test Site facility and provide infrastructure support, including management of the nuclear explosives safety team, support of hazardous chemical spill testing, emergency response training and conventional weapons testing.

New York City Wireless	Provide New York City’s broadband public-safety wireless network.

San Diego County IT Outsourcing	Provide high-level IT consulting and services to San Diego County including data center, help desk, desktop, network, applications and cross-functional services.

Space Based Space Surveillance (SBSS)	Develop initial capability for space-based surveillance of resident space objects for missions such as deep space and near earth object detection and tracking, deep space search, space object identification, and monitoring of satellites.

Space Tracking and Surveillance System (STSS)	Develop a critical system for the nation’s missile defense architecture employing low-earth orbit satellites with onboard infrared sensors to detect, track and discriminate ballistic missiles. The program includes two flight demonstration satellites with subsequent development and production blocks of satellites.

Unmanned Combat Air System Carrier Demonstration (UCAS-D)	Navy development/demonstration contract that will design, build and test two demonstration vehicles that will conduct a carrier demonstration.

USS Carl Vinson	Refueling and complex overhaul of the nuclear-powered aircraft carrier USS Carl Vinson (CVN 70).

USS Enterprise Extended Dry-docking Selected Restricted Availability (EDSRA)	Provide routine dry dock work, tank blasting and coating, hull preservation, propulsion and ship system repairs and limited enhancements to various hull, mechanical and electrical systems for the USS Enterprise.

USS Theodore Roosevelt	Refueling and complex overhaul of the nuclear-powered aircraft carrier USS Theodore Roosevelt.

V(9) New Fighter Aircraft	Upgraded F-16 fire control radar system. The system consists of the following Line Replaceable Units: Antenna, Medium Duty Transmitter, Modular Receiver Exciter, and Common Radar Processor. The system is being procured for foreign military sales customers through the F-16 Systems Group at Wright Patterson Air Force Base in Dayton, Ohio.

Vehicular Intercommunications Systems (VIS)	Provide clear and noise-free communications between crew members inside combat vehicles and externally over as many as six combat net radios for the U.S. Army. The active noise-reduction features of VIS provide significant improvement in speech intelligibility, hearing protection, and vehicle crew performance.

Virginia IT outsourcing	Provide high-level IT consulting and services to Virginia state and local agencies including data center, help desk, desktop, network, applications and cross-functional services.

Virginia-class Submarines (VCS)	Construct the newest attack submarine in conjunction with Electric Boat.

Wedgetail	Joint program with Boeing to supply MESA radar antenna for advanced early warning and control aircraft.